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             SECURITIES AND EXCHANGE COMMISSION
	                Washington, D.C. 20549
	                    FORM 15

    Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
    15(d) of the Securities Exchange Act of 1934.

               Commission File Number 1-11375

                      Unicom Corporation
------------------------------------------------------------
   (Exact name of registrant as specified in its charter)



                     Unicom Corporation
             10 South Dearborn Street, 37th Floor
                  Post Office Box A-3005
                Chicago, Illinois 60690-3005
                       (312) 394-7398
------------------------------------------------------------
        (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                Common Stock, no par value
------------------------------------------------------------
   (Title of each class of securities covered by this Form)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(ii)     [ ]

Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(2)(i)      [ ]

Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(ii)     [ ]

Rule 12g-4(a)(2)(ii)    [ ]     Rule 15d-6               [ ]

Rule 12h-3(b)(1)(i)     [X]


         Approximate number of holders of record as of the certification or notice date:


Description of Security         No. of Holders
-----------------------         --------------
Common Stock, no par value            0


Pursuant to the requirements of the Securities Exchange
Act of 1934, Unicom Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 20, 2000          By: /s/ Ruth Ann M. Gillis
                                    -----------------------
                                Name:Ruth Ann M. Gillis
                                Title:Senior V.P. and CFO